Exhibit 99.1

NEWS

Contact:	Amy Raskopf, Manager, Investor Relations
(973) 994-3999 x7925
Edward Blechschmidt and Stephen Kasnet Elected to
Columbia Laboratories Board of Directors

LIVINGSTON, NJ – August 24, 2004 - Columbia Laboratories, Inc. (NASDAQ: CBRX) announced today that on August 20, its Board of Directors elected Edward A. Blechschmidt, former chairman, chief executive officer and president of Gentiva Health Services, and Stephen G. Kasnet, president and chief executive officer of Harbor Global Co., Ltd., as directors of the Company.

“Ed and Steve are highly capable, experienced executives and I am pleased to welcome them to Columbia’s Board of Directors,” commented Fred Wilkinson, Chairman, President and Chief Executive Officer of Columbia Laboratories. “We look forward to their contributions as we continue to evaluate and implement our growth strategy: building sales of our marketed products, Striant® (testosterone buccal system), Prochieve® 8% (progesterone gel) and Prochieve 4% (progesterone gel), while simultaneously advancing our R&D initiatives, most notably our PROTERM™ study to evaluate Prochieve 8% for the prevention of preterm birth, as well as our lidocaine vaginal gel for dysmenorrhea, and terbutaline vaginal gel for infertility.”

Messrs. Blechschmidt and Kasnet are both “independent” directors under the current NASDAQ National Market Listing Standards and bring to six the number of independent directors on the Company’s eight-person Board. Mr. Blechschmidt is expected to serve on the Board’s Compensation Committee and Scientific Committee, and Mr. Kasnet is expected to serve on the Audit Committee and the Nominating and Corporate Governance Committee.

Both candidates were submitted to the Company’s Nominating and Corporate Governance Committee pursuant to the process outlined in the Company’s 2004 Proxy Statement for shareholders to propose director candidates.

Edward Blechschmidt was chairman, chief executive officer and president of Gentiva Health Services from March 2000 until his retirement in July 2002. He previously served as chief executive of Olsten Corporation, the conglomerate from which Gentiva Health Services was split off and taken public. Before joining Olsten, Mr. Blechschmidt was president and chief executive officer of both Siemens' Nixdorf Americas and Siemens' Pyramid Technology, prior to which he served more than 20 years with Unisys Corporation, ultimately as chief financial officer. He is currently a director of Gentiva Health Services, Inc., HEALTHSOUTH Corp., Lionbridge Technologies, Inc., and Neoforma, Inc.

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Since 2000, Stephen Kasnet has been president and chief executive officer of Harbor Global Company, Ltd. and president and chief executive officer of Calypso Management, L.L.C., which manages Harbor Global and operates its assets under an administration agreement. He previously held senior management positions with various financial organizations, including Pioneer Group, Inc.; First Winthrop Corporation and Winthrop Financial Associates; Cabot, Cabot and Forbes; and Warren Bank. He is a director and audit committee chairman of Republic Engineered Products, and serves as chairman of the board of Rubicon Ltd. He is also a trustee and vice president of the board of Governor Dummer Academy, Byfield, MA.

About Columbia Laboratories
Columbia Laboratories, Inc. is a U.S.-based international pharmaceutical company dedicated to the development and commercialization of women's health care and endocrinology products, including those intended to treat infertility, dysmenorrhea, endometriosis and hormonal deficiencies. Columbia markets Striant® (testosterone buccal system) for treatment of hypogonadism in men, Prochieve® 8% (progesterone gel) for progesterone supplementation as part of an Assisted Reproductive Technology treatment for infertile women with progesterone deficiency, and Prochieve® 4% (progesterone gel) for the treatment of secondary amenorrhea. The Company has developed a buccal delivery system for peptides. Columbia's products primarily utilize the company's Bioadhesive Delivery System (BDS) technology. For more information, please visit www.columbialabs.com.

This press release contains statements that constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.   Those statements include statements regarding the intent, belief or current expectations of Columbia and its management team.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements.  Such risks and uncertainties include, but are not limited to: the successful marketing of Striant®, Prochieve® 8% and Prochieve® 4% in the US; the impact of competitive products and pricing; the timely and successful development of products, including lidocaine vaginal gel and terbutaline vaginal gel; timely and successful completion of clinical studies; successful enrollment of subjects in, and the outcome of, the PROTERM™ study; success in obtaining acceptance and approval of new products by the FDA and international regulatory agencies; and competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed from time-to-time in Columbia’s reports filed with the Securities and Exchange Commission.  Columbia Laboratories undertakes no obligation to publicly update any forward-looking statements.

Striant® and Prochieve® are registered trademarks and PROTERM™ is a trademark of Columbia Laboratories, Inc.

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